Exhibit 99.1

September 4, 2001

CONTACT: Lawrence A. Sala, President/CEO
         Joseph E. Porcello, VP of Finance
         315-432-8909

                          ANAREN ACQUIRES AMITRON, INC.

Anaren Microwave, Inc. today announced that it has acquired all of the outstanding capital stock of Amitron, Inc., a privately held North Andover, Massachusetts based company. Amitron is a leading manufacturer of precision thick film ceramic components and circuits for the medical, telecommunications, and defense electronics markets. In calendar year 2000, Amitron had net sales totaling $8.9 million and approximately 80 employees. "The combination of Amitron's precision thick film ceramic processing technology and Anaren's microwave design expertise position us well to pursue high frequency opportunities in the wireless and optical transmission markets. In addition, this acquisition broadens our component product lines and addressable markets and provides a platform for the development of Low Temperature Co-Fired Ceramic
(LTCC) technology," said Lawrence A. Sala, Anaren President and CEO. This acquisition will be accounted for as a purchase transaction.

Statements contained in this news release which are not historical information are "Forward-looking" statements pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those discussed. Specifically, the continued decline in the general economy, and particularly the current unfavorable wireless market conditions could result in a further decrease in demand, order cancellations and increased pricing pressure from our OEM customers. You are encouraged to review Anaren's Annual Report and Anaren's Form 10-K and 10-Q Reports and exhibits to those Reports filed with the Securities and Exchange Commission to learn more about these and other risks and uncertainties, and their potential impact.

Anaren designs, manufactures and sells complex microwave signal distribution networks and components for the wireless communications, satellite communications and defense electronics markets.